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Pricing Supplement No. 15 dated September 19, 1997              Rule 424(b)(3)
(To Prospectus dated July 8, 1996 and                       File No. 333-05701
Prospectus Supplement dated August 7, 1997)


                                 ADVANTA CORP.
                    VALUE NOTES (SM), SERIES A - FIXED RATE

==============================================================================
Cusip No.: 00757GAQ2                                 Interest Rate: 7.50%
Aggregate Principal Amount: $440,000                 Maturity Date: 9/24/2002
Total Agents' Discount or Commission: $5,500         Issue Date:  9/24/97
Net Proceeds to Issuer:  $434,500                    Trade Date:  9/19/97
==============================================================================

=================================================================================================
                                                               Agent's Discount    Net Proceeds
              Name of Agent                Principal Amount     or Commission       to Issuer
-------------------------------------------------------------------------------------------------
 Legg Mason Wood Walker, Incorporated         $375,000            $4,687.50           $370,312.50
-------------------------------------------------------------------------------------------------
 Sage Rutty & Co.                             $ 40,000            $  500.00           $ 39,500.00
-------------------------------------------------------------------------------------------------
 Dain Bosworth, Inc.                          $ 25,000            $  312.50           $ 24,687.50
=================================================================================================

Interest Payment Dates:  October 15, 1997 and the 15th day of each succeeding calendar month through and including August 15, 2002 and on the Maturity Date; provided however, that if this Note is redeemed at the option of the Company prior to the Maturity Date, the final Interest Payment Date shall be the Redemption Date (as defined herein).

Day Count Convention:

         [X]     30/360 for the period from 9/24/97 to 9/23/2002.

Redemption:

         [ ]     The Notes cannot be redeemed prior to the Stated Maturity
                 Date.

         [X]     The Notes may be redeemed prior to the Stated Maturity Date.
                         Initial Redemption Date: October 15, 1999
                         Initial Redemption Percentage: 100%
                         Annual Redemption Percentage Reduction: 0%.
                         See "Other Provisions" below.

Form:    [X]     Book Entry

Agent acting in the capacity as indicated below:

         [X]     Agent                                      [ ]     Principal

If as Principal:

         [ ] The Notes are being offered at varying prices related to prevailing market prices at the time of resale.

         [ ] The Notes are being offered at a fixed initial public offering price of ____% of principal amount.
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If as Agent:

         The Notes are being offered at a fixed initial public offering price of 100% of principal amount.

[X]      Other Provisions: This Note may be redeemed by the Company on
                           October 15, 1999 (the "Initial Redemption Date") and on any Interest Payment Date thereafter (each, a "Redemption Date"), on written notice given not more than 60 nor less than 30 days prior to such Redemption Date. In the event of any such redemption by the Company, the Redemption Price shall be 100% of the principal amount of this Note.

                           Agent: Dain Bosworth, Inc.



[ ]      PaineWebber Incorporated

                     [X]     Legg Mason Wood Walker, Incorporated

                                                    [X]     Sage Rutty & Co.